Exhibit 4.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:38 PM 09/17/2018
FILED 04:38 PM 09/17/2018

SR 20186691798 - File Number 6160806

CERTIFICATE OF DESIGNATION, PREFERENCES

AND OTHER RIGHTS OF THE OF

CLASS A PREFERRED SUPER MAJORITY VOTING STOCK OF

BLOCKCHAIN HOLDINGS CAPITAL VENTURES, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, Blockchain Holdings Capital Ventures, Inc., a Delaware corporation (the "Company"), does hereby certify:

The Certificate of Amendment to the Certificate of Incorporation of the Company confers upon the Board of Directors of the Company (the "Board of Directors") the authority to provide for the issuance of shares of preferred stock in classes and to establish the number of shares to be included in each such class and to fix the powers, designations, preferences and rights of the shares of each such class.

On September 14, 2018, the Board of Directors duly adopted the following resolution creating a class of preferred stock designated as the Class A Preferred Super Majority Voting Stock, and such resolution has not been modified and is in full force and effect on the date hereof:

RESOLVED, that the Company shall authorize a new class of preferred stock which shall be designated as Class A Preferred Super Majority Voting Stock and that the number of shares thereof and the powers, preferences and rights of the shares of such series, and the qualifications, limitations and restrictions thereof are as [follows:]

1.      General.

A.    Designation and Number. Ten million (10,000,000) shares of the preferred stock, par value $.001 of the Company are hereby designated as "Class A Preferred Super Majority Voting Stock" ("Preferred Stock").

B.     Ranking. The Preferred Stock shall, with respect to payment of dividends, redemption payments and rights upon liquidation, dissolution or winding-up of the affairs of the Company, rank:

i.             Senior and prior to the common stock, par value $0.0001 of the Company ("Common Stock") and any additional series of preferred stock which may in the future be issued by the Company and are designated in the amendment to the Certificate of Incorporation or the certificate of designation establishing such additional preferred stock as ranking junior to the Preferred Shares. Any shares of the Company's capital stock which are junior to the Preferred Shares with respect to the payment of dividends are hereinafter referred to as “Junior Dividend Shares” and any shares which are junior to the Preferred Shares with respect to redemption, payment and rights upon liquidation, dissolution or winding-up of the affairs of the Company are hereinafter referred to as “Junior Liquidation Shares”.

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ii.           Pari passu with any additional series of preferred stock which may in the future be issued by the Company and are designated in the amendment to the Certificate of Incorporation or the certificate of designation establishing such additional preferred stock as ranking equal to the Preferred Shares or which do not state they are Junior Dividend Shares or Senior Dividend Shares (as defined below). Any shares of the Company's capital stock which are equal to the Preferred Shares with respect to the payment of dividends are hereinafter referred to as “Parity Dividend Shares” and any shares which are equal to the Preferred Shares with respect to redemption, payment and rights upon liquidation, dissolution or winding-up of the affairs of the Company are hereinafter referred to as “Parity Liquidation Shares”.

iii.       Junior to any additional series of preferred stock which may in the future be issued by the Company and are designated in the amendment to the Certificate of Incorporation or the certificate of designation establishing such additional preferred stock as ranking senior to the Preferred Shares. Any shares of the Company's capital stock which are senior to the Preferred Shares with respect to the payment of dividends are hereinafter referred to as "Senior Dividend Shares" and any shares which are senior to the Preferred Shares with respect to redemption, payment and rights upon liquidation, dissolution or winding-up of the affairs of the Company are hereinafter referred to as “Senior Liquidation Shares”.

2.            Dividends. The Preferred Stock shall bear no dividends.

3.            Rights on Liquidation, Dissolution or Winding Up.

A.      In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Preferred Stock then outstanding shall be entitled, on a pro rata basis, to be paid out of the assets of the Company available for distribution to its shareholders, whether from capital, surplus or earnings, $.01 per share of Preferred Stock plus an amount equal to the sum of all accumulated and unpaid dividends through the date fixed for the payment of the distribution on the shares of Preferred Stock, after any payment being made to the holders of shares of Senior Liquidation Shares and prior to any payment being made to the holders of shares of Junior Liquidation Shares.

B.      If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to its shareholders shall be insufficient to pay the holders of shares of Preferred Stock the full amounts to which they respectively shall be entitled, the holders of shares of Preferred Stock shall share ratably in any distribution of assets in proportion to their respective ownership of Preferred Stock.

C.     In the event of any liquidation, dissolution or winding up of the Company, after payment shall have been made to the holders of shares of Preferred Stock of the full amount to which they shall be entitled as aforesaid, the holders of shares of Junior Liquidation Shares, to the exclusion of the holders of shares of Preferred Stock, shall be entitled to share on a pro rata basis, according to their respective rights and preferences, in all remaining assets of the Company available for distribution to its shareholders.

D.     The consolidation or merger of the Company with one or more other entity, or the sale or transfer by the Company of all or substantially all of its assets shall not be deemed to be a liquidation, dissolution or winding up of the Company.

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4.       Voting.

A.      The holders of shares of Preferred Stock shall have the right to vote upon matters submitted to the holders of Common Stock of the Company and to receive notice of any meeting of the holders of Common Stock of the Company. The Preferred Stock shall have a vote equal to the number of shares of Common Stock of the Company which would give the holders of the Preferred Stock a vote equal to sixty percent (60%) of the Common Stock. This vote shall be exercised pro-rata by the holders of the Preferred Shares.

B.     No corporate actions may preclude the Preferred Stock from exercising its right to vote as set forth herein with respect any matter requiring the approval or consent by a majority of the holders of Common Stock. For purposes of determining a quorum for any meeting of the holders of Common Stock, the holders of the Preferred Stock shall be included and each holder of the Preferred Stock shall represent its pro-rata share of the sixty percent (60%) voting power.

C.     The Company shall not, without the affirmative vote or consent of the holders of shares of Preferred Stock representing a majority of the shares of Preferred Stock then outstanding, acting as a separate class:

i.        in any manner authorize or create any Parity Dividend Shares, Parity Liquidation Shares, Senior Dividend Shares or Senior Liquidation Shares;

ii.       in any manner alter or change the designations, powers, preferences or rights or the qualifications, limitations or restrictions of the Preferred Stock;

iii.      authorize the issuance of any other preferred stock with terms which are more advantageous than those set forth herein;

iv.      agree to any provision in any agreement which would otherwise impose any restriction upon the Company's ability to honor the exercise of any rights of the holders of the Preferred Stock; or

v.       agree or otherwise commit to take any of the actions set forth above; provided however, that except as otherwise provided by law, any such vote or consent as set forth in this Paragraph "C" of this Article "4" of this Certificate of Designation shall be sufficient authorization, by the holders of the Preferred Stock, for any such action, and when such action is effected upon such vote or consent, holders of shares of Preferred Stock dissenting from such action shall not have any rights other than the same rights as all holders of the Preferred Stock, including, but not limited to, the right to payment for their shares by reason of this provision.

5.       Redemption. The Company shall have the right to redeem, in its sole and absolute discretion, at any time after 1 year after the date of issuance of the Preferred Stock, all or any portion of the shares of Preferred Stock at a price of $0.01 per share.

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IN WITNESS WHEREOF, Blockchain Holdings Capital Ventures, Inc. has caused this Certificate of Designation to be duly executed in its corporate name on this 17th day of September, 2018.

Blockchain Holdings Capital Ventures, Inc.

By: /s/ Delray Wannemacher
Delray Wannemacher, CEO

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